Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 1, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of TB Wood’s Corporation on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of TB Wood’s Corporation on Forms S-8 (File No. 333-139066, effective December 1, 2006, File No. 33-87936, effective May 9, 2002, File No. 333-31785 and 333-31787, effective July 22, 1997 and File No. 33-07231, effective June 28, 1996).
/s/ Grant Thornton LLP
Baltimore, Maryland
March 1, 2007

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